Contacts:
Annika Oelsner	Darby Dye
+49 89 9595-5220	+1 510-249-4883
aoelsner@scmmicro.de	ddye@scmmicro.com

SCM Microsystems Names Felix Marx as CEO

Ismaning, Germany - August 1, 2007 - SCM Microsystems, Inc. (Nasdaq: SCMM), a leading provider of solutions that open the Digital World, today announced the appointment of Felix Marx as Chief Executive Officer, effective November 1, 2007. Mr. Marx, 40, will be based at the Company’s headquarters in Ismaning, Germany and will also be Managing Director of the Company’s German subsidiary, SCM Microsystems GmbH. In keeping with German employment practice, Mr. Marx will remain with his current employer for three months before joining SCM, during which period Stephan Rohaly, the Company’s Chief Financial Officer, will continue to serve as interim CEO.

“Felix Marx brings a unique combination of skills and experience to SCM,” said Werner Koepf, Chairman of the Board of SCM. “His deep understanding both of SCM’s markets and the broader smart card applications industry provide him with the background to quickly grasp our business and the vision to help drive it forward. He also brings a wide range of experience in sales and business line management, both of which are important to optimize SCM’s opportunities and operations. We are extremely pleased to welcome Felix Marx to the SCM team.”

Since 2003, Felix Marx has held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer founded by Philips that provides solutions for mobile communications, consumer electronics, security applications, contactless payment and connectivity, and in-car entertainment and networking. Most recently, Mr. Marx has served as General Manager of NXP’s Near Field Communication (NFC) business, which focuses on the use of existing contactless smart card standards, such as MIFARE, FeliCa and ISO1443 technology, as well as other standards to enable devices such as mobile phones to act as secure access and payment mechanisms. Prior to this, he also served as General Manager of NXP’s Contactless & Embedded Security business, where he was responsible for NXP’s smart card (mobile communications, banking, e-government), NFC and reader businesses. In addition, Mr. Marx also has several years’ experience in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

About SCM Microsystems
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

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